Exhibit 99.2

DERMAdoctor, LLC Unaudited Balance Sheets as of September 30, 2021 and 2020

	September 30, 2021	September 30, 2020
Assets
Cash and cash equivalents	$1,440	$3,871
Accounts receivable	1,092,614	567,851
Inventory, net	2,672,494	3,311,955
Prepaid expenses	16,431	31,954
Total current assets	3,782,979	3,915,631
Property and equipment, net	56,956	75,324
Intangibles, net	65,546	125,399
Total assets	$3,905,481	$4,116,354

Liabilities and Equity

Liabilities
Checks written in advance of deposits	$-	$34,627
Related party notes payable	1,645,000	1,690,000
Paycheck Protection Program Loan	-	315,800
Accounts payable	38,138	436,344
Related party accounts payable	45,000	45,000
Accrued expense and other current liabilities	899,340	1,070,066
Total current liabilities	2,627,478	3,591,837
Total liabilities	2,627,478	3,591,837

Equity
Redeemable membership interest	1,270,000	1,270,000
Members' equity (deficiency)	8,003	(745,483)
Total Equity	1,278,003	524,517

Total liabilities, redeemable membership interest and members' equity (deficiency)	$3,905,481	$4,116,354

DERMAdoctor, LLC Unaudited Income Statements for the Nine Months Ended September 30, 2021 and 2020

	For the 9 months ended	For the 9 months ended
	September 30, 2021	September 30, 2020

Net sales	$4,604,089	$6,781,592
Cost of sales	1,800,938	3,204,146
Gross Profit	2,803,151	3,577,446

Operating expenses
Selling expenses	1,226,173	1,516,048
General and administrative expenses	1,075,567	1,064,910
Total Expenses	2,301,740	2,580,958

Income from operations	501,411	996,488

Other income (expense), net	602,503	(3,979)
Interest Expense	(92,483)	(96,274)

Net income	$1,011,431	$896,235

DERMAdoctor, LLC Unaudited Statements of Cash Flows for the Nine Months Ended September 30, 2021 and 2020

	For the 9 months ended	For the 9 months ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income	$1,011,431	$896,235
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	13,563	20,026
Amortization of intangibles	34,700	28,862
Other income recognized on forgiveness of payroll protection program loan	(602,500)	-
Changes in operating assets and liabilities:
Accounts receivable	(877,767)	171,273
Inventory, net	209,924	(833,832)
Prepaid expenses	3,548	1,302
Contract assets	-	145,079
Checks written in advance of deposits	(39,377)	(236,483)
Accounts payable	(180,747)	62,788
Accrued expenses and other liabilites	495,661	(42,683)
Net cash provided by operating activities	68,436	212,567

Cash flows from investing activities:
Purchases of property and equipment	-	(12,231)
Purchases of intangibles	-	(34,580)
Net cash used in investing activities	-	(46,811)

Cash flows from financing activities:
Net proceeds (repayment) on lines of credit	(324,477)	(482,572)
Repayments of related party notes payable	(45,000)	-
Proceeds from payroll protection program loan	286,700	315,800
Net cash used in financing activities	(82,777)	(166,772)

Net (decrease) in cash	(14,341)	(1,016)
Cash - Beginning of period	15,781	4,887
Cash - End of period	$1,440	$3,871

Supplemental disclosure of cash and non-cash investing and financing transactions

Cash paid for interest	$92,843	$96,274